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Exhibit No. 12

                           THE PROGRESSIVE CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (millions)
                                   (unaudited)

                                                               Six Months Ended
                                                                   June 30,
                                                             --------------------
                                                                2004       2003
                                                                ----       ----
Income before income taxes                                   $  1,253.7  $  858.1
                                                             ----------  --------
Fixed Charges:
    Interest and amortization on indebtedness                      42.6      48.3
    Portion of rents representative of the interest factor          4.2       3.4
                                                             ----------  --------
Total fixed charges                                                46.8      51.7
                                                             ----------  --------
Total income available for fixed charges(1)                  $  1,298.2  $  909.5
                                                             ----------  --------
Ratio of earnings to fixed charges                                 27.7      17.6
                                                             ==========  ========

(1) Excludes interest capitalized, net of amortized interest, of $2.3 million and $.3 million for the six months ended June 30, 2004 and 2003, respectively.

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